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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            PREMIER CONCEPTS, INC.
            (Exact name of registrant as specified in its charter)


      Colorado                                                  84-1186026
-----------------------                                     ------------------
(State of Incorporation                                     (I.R.S. Employer
or organization)                                         Identification No.)

3033 S. Parker Road, Suite 120
Denver, Colorado                                                   80014
------------------------------                               -----------------
(Address of principal                                            (Zip Code)
executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                        Name of each exchange on which
    to be registered                           each class is to be registered
    -------------------                        ------------------------------
         None                                                 N/A



Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock, $.002 par value
                        ------------------------------
                               (Title of Class)

                    Class A Common Stock Purchase Warrants
                    ---------------------------------------
                               (Title of Class)

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ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


Common Stock, $.002 par value
-----------------------------
     Each holder of Common Stock of the Company is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

Class A Warrant
---------------
     The Board of Directors has authorized the issuance of up to 1,858,334 Warrants. Two Warrants entitle the holder thereof to purchase one share of Common Stock at a price to be determined by agreement between the Company and Cohig & Associates, Inc., as Representatives of certain underwriters. The Warrant Exercise Price is subject to adjustment upon certain events such as stock splits, stock dividends and similar transactions. The Warrants are subject to redemption by the Company, as described below. The exercise period for the Warrants expires at 5:00 p.m., Denver time on the date that is three years from the date of issuance (the "Warrant Term"), after which the Warrants will expire automatically. The Company may at any time and from time to time extend the Warrant Term or reduce the Warrant Exercise Price, provided written notice of such extension or reduction is given to the registered holders of the Warrants prior to the expiration date then in effect. The Company does not presently contemplate any extension of the Warrant Term or reduction in the Warrant Exercise Price.

     The Warrants are issued under and pursuant to a Warrant Agreement between the Company and Corporate Stock Transfer, Inc., of Denver, Colorado, as Warrant Agent.

     Subject to compliance with applicable securities laws, Warrants certificates may be transferred or exchanged for new certificates of different denominations at the offices of the Warrant Agent described below. The holders of Warrants, as such, are not entitled to vote, to receive dividends or to exercise any of the rights of shareholders for any purpose. The Warrants may be transferred separately from the Common Stock with which they will be issued.

     Exercise.
     --------
              The Warrants may be exercised during the Warrant Term only upon surrender of the Warrant certificate at the offices of the Company with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and signed, accompanied by payment of the full Exercise Price for the number of Warrants being exercised. Warrantholders will receive one share of Common Stock for every two Warrants exercised, subject to any adjustment required by the Warrant Agreement. For a holder to exercise Warrants, there must be a current Registration Statement in effect with the Commission and various state securities authorities registering the shares of Common Stock underlying the Warrants or, in the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company has undertaken, and intends, to maintain a current Registration Statement which will permit the exercise of the Warrants during the Warrant Term. Maintaining a current effective Registration Statement could result in substantial expense to the Company and there is no assurance that the Company will be able to maintain a current Registration Statement covering the shares issuable upon
exercise of the Warrants.   Holders of Warrants will have the right to
exercise the Warrants included therein for the purchase of shares of Common Stock only if a Registration Statement is then in effect and only if the shares are qualified for sale under securities laws of the state in which the exercising warrantholder resides or if the Company, in its and its counsel's sole discretion, is able to obtain valid exemptions from the foregoing requirements. Although the Company believes that it will be able to register or qualify the shares of Common Stock underlying the Warrants for sales in those states where the Securities are offered, there can be no guarantee that such registration or qualification, or an exemption therefrom, can be accomplished without undue hardship or expense to the Company. The Warrants may be deprived of any value if a Registration Statement covering the shares issuable upon exercise thereof or an exemption therefrom cannot be filed or obtained without undue expense or hardship or if such underlying shares are not registered or exempted from such registration in the states in which the holder of a Warrant resides. In the latter event, the only option available to a holder of a Warrant may be to attempt to sell his or her Warrants into the market, if a market then exists and only then in compliance with applicable securities laws and restrictions on transfer.

     Redemption.
     ----------
              The Company shall have the right, at its discretion, to call all of the Warrants for redemption on 45 days' prior written notice at a redemption price of $.05 per Warrant if: (i) the closing bid price of the Company's Common Stock exceeds the Warrant Exercise Price by a least 50% during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption; (ii) the Company has in effect a current Registration Statement covering the Common Stock issuable upon exercise of the Warrants; and (iii) the expiration of the 45 day notice period is within the Warrant Term. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. Within five business days after the end of the 45 day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants as of the end of the 45 day period, whether or not such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of such 45 day period.


ITEM 2.       EXHIBITS.

Exhibit No.   Title
-----------   -----
     1.0      Specimen stock certificate (1)

     2.0      Specimen Class A Warrant Certificate (3)

     3.0 Copies of constituent instruments defining the rights of holders of Registrant's common stock; namely Registrant's Bylaws (1)

     4.0      Warrant Agreement (3)

     5.0      Articles of Incorporation of Premier Concepts, Inc. (2)

     6.1      Articles of Amendment to Articles of Incorporation dated
              March 2, 1994

     6.2 Articles of Amendment to Articles of Incorporation dated December 11, 1996

-----------------------------

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1, SEC File No. 33-42701

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1, SEC File No. 33-42701

(3) Incorporated by reference from the Registrant's Registration Statement on Form SB-2, SEC File No. 333-8741, filed with the Commission on July 24, 1996

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                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       PREMIER CONCEPTS, INC.



Dated:       4/16/97                   By:   /s/ Sissel Greenberg
        ------------------                   -----------------------------
                                             Sissel Greenberg, President



ATTEST:



/s/ Todd Huss
---------------------------
Todd Huss, Secretary